Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® THERAPEUTICS SUBMITS DATA TO THE FDA SUPPORTING
MORNING ASSESSMENT OF TESTOSTERONE FOR MEN TREATED WITH
ANDROXAL® AS INDICATIVE OF AVERAGE AND MAXIMUM LEVELS ATTAINED
Typically 24 hour assessment is required in studies of testosterone replacement therapies

THE WOODLANDS, Texas – December 23, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced it has submitted to the FDA data collected from three different studies which the Company believes demonstrates that the assessment of testosterone levels between 8 and 10 in the morning is indicative of the maximum and average levels of the male hormone achieved during a particular day following the administration of Androxal®.  In the Type B meeting held on November 8, 2010, and reported in the Company’s press release of November 9, 2010, the FDA stated the preferred method to determine testosterone levels in treatments designed to replace the hormone is a 24 hour assessment.

Repros used the services of an outside statistician, Dr. Richard Trout, Professor Emeritus, Rutgers University, in arriving at the conclusions it has reached.

The Company has conducted three trials in which serial testosterone measurements were made over a 24 hour period.  Two of the studies assessed 14 (ZA-002) and 11 (ZA-003 subset) time points over the 24 hour period in a total of 28 subjects.  A third study (ZN-018) obtained measurements at six points in a total of 20 subjects.

Using the data from the 002 and 003 studies the sponsor has determined that a single total testosterone assessment made between 8 and 10 in the morning correlates to the average of the values of the testosterone measurements for a given subject on a given day (correlation coefficient roughly 0.9 for the times 8, 9 and 10, p value < 0.001).

Performing the same assessment for the maximum value of total testosterone recorded in a 24 hour period, the same single total testosterone assessment made between 8 and 10 in the morning correlates to the maximum value of testosterone for a given subject on a given day (correlation coefficient roughly 0.9 for the times 8, 9 and 10, p value < 0.001).

From the 018 study that assessed men at baseline and after 14 days of treatment, the Company observed that Androxal raises each time point testosterone level by an average of 200 ng/dl at 12.5 mg and 260 ng/dl at a 25 mg dose.

Unlike topical testosterone preparations, Androxal maintains the normal daily rhythm of testicular testosterone production with peak levels generally occurring in the morning and trough levels exhibited in the evening.  The testosterone levels achieved by the administration of topical preparations are a function of a variety of factors none of which relate to the normal daily rhythm. In some instances, subject to subject variability can lead to supernormal levels of testosterone several hours after administration of the topical preparations. The Company has committed to conduct one additional 24 hour study to show that Androxal’s action in maintaining the normal rhythm is both predictable and dose dependent.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in its ongoing clinical trials,  raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.